EXHIBIT 10(vii)

# DEBT SETTLEMENT AGREEMENT

Agreement made on September 14, 2004 between ENUHILL Portfolio, Inc. with offices located at Pasea Estate, Road Town, Tortola British Virgin Islands, referred to as Creditor and OPENLiMiT, Inc. with offices located at Zugerstrasse 76B, CH-6341 Baar Switzerland referred to as Debtor.

## SECTION ONE
## ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of US$1,112,777 as the result of loans extended by Creditor. The loans were extended by Creditor between January 1, 2004 and August 31, 2004 with the agreement that loan repayments could be made either in cash or in shares of Debtor's common stock.

## SECTION TWO
## CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a. *Method of Payment*

Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 2,745,645 shares of Debtor's common stock, valued at US$0.40529 a share, as consideration for monies owed to Creditor as a result of loans provided by Creditor to Debtor on or prior to August 31, 2004.

b. *Satisfaction:*

On execution of this Agreement and Debtor's board of directors resolution authorizing the issuance and delivery of an aggregate of 2,745,645 shares of Debtor's common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Baar, Switzerland on the date first mentioned above.

OPENLiMiT, Inc.

/s/ Henry Dattler
By: Henry Dattler, Chief Executive Officer

ENUHILL Portfolio, Inc.

/s/ Daniel Zimmermann
By: Daniel Zimmermann, Director